EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors
American Fire Retardant Corp.
Santee, California

We hereby consent to the incorporation by reference in this Registration Statement of American Fire Retardant Corp. on Form S-8, of our report dated April 5, 2004 (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern) of American Fire Retardant Corp. for the year ended December 31, 2003, and to all references to our firm included in this Registration Statement.



HJ Associates & Consultants, LLP
Salt Lake City, Utah






May 27, 2004